===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                ARCH COAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         [LOGO OF ACI ARCH COAL, INC.]

                           CityPlace One, Suite 300
                           St. Louis, Missouri 63141
                                (314) 994-2700

                                March 26, 2001


To Our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of Arch Coal, Inc. which will be held at our headquarters at CityPlace One, St. Louis, Missouri, in the lower level auditorium, on Thursday, April 26, 2001, at 10:00 a.m., local time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter.

   We hope that you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

   Arch Coal's Annual Report for 2000 is also enclosed.

                                          Sincerely yours,


                                          /s/ James R. Boyd
                                          James R. Boyd
                                          Chairman of the Board

                                          /s/ Steven F. Leer
                                          Steven F. Leer
                                          President and Chief Executive
                                           Officer

[LOGO OF ARCH COAL, INC.]


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:  Thursday, April 26, 2001

TIME:  10:00 a.m., local time

PLACE: CityPlace One
       Lower Level Auditorium
       St. Louis, Missouri 63141

Matters to be Voted on:

  .  Election of four directors

  .  Approval of Arch Coal's incentive compensation plan

  . Ratification of the appointment of Ernst & Young LLP as principal independent auditors for the year 2001

  .  Any other matters if properly raised

   Only stockholders of record at the close of business on March 12, 2001 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the internet, or complete, date and sign your proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy. Directions to the annual meeting are printed on the back cover of this proxy statement.

                                          /s/ Robert G. Jones

                                          Robert G. Jones
                                          Vice President -- Law and Secretary

March 26, 2001

                               Table Of Contents

                                                                            Page
                                                                            No.
                                                                            ----
Information About the Annual Meeting.......................................   1

Election of Directors (Proxy Item No. 1)...................................   4
  Structure of the Board...................................................   4
  Nominee For a Two-Year Term That Will Expire in 2003.....................   5
  Nominees For a Three-Year Term That Will Expire in 2004..................   5
  Directors Whose Terms Will Expire in 2002................................   5
  Directors Whose Terms Will Expire in 2003................................   5
  Board Meetings and Committees............................................   6
  Audit Committee Report...................................................   6
  Compensation of Directors................................................   7

Ownership of Arch Coal Common Stock........................................   8
  Ownership by Directors and Executive Officers............................   9
  Ownership by Others......................................................   9

Compensation of Executive Officers and Other Information...................   9
  Report of the Personnel and Compensation Committee.......................   9
  Summary Compensation Table...............................................  14
  Stock Option Grants......................................................  14
  Stock Option Exercises...................................................  14
  Long-Term Incentive Plan Award...........................................  15
  Pension Plans............................................................  15
  Employment Agreements....................................................  16
  Beneficial Ownership Reporting Compliance................................  16
  Stock Price Performance Graph............................................  17

Approval of Arch Coal's Incentive Compensation Plan (Proxy Item No. 2).....  18
Ratification of Independent Auditors (Proxy Item No. 3)....................  18

Additional Information.....................................................  18
  Information About Stockholder Proposals..................................  18
  Multiple Copies of Annual Report to Stockholders.........................  19

                                PROXY STATEMENT
                                    FOR THE
                                ARCH COAL, INC.
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                     Information About the Annual Meeting

Why Am I Receiving These Proxy Materials?

   Arch Coal's Board of Directors is soliciting proxies to be voted at the 2001 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.

   On March 26, 2001, we began mailing these proxy materials to all stockholders of record at the close of business on March 12, 2001. On this date, there were 43,433,760 shares of Arch Coal common stock outstanding. As required by Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting, during normal business hours, at Arch Coal's offices, CityPlace One, Suite 300, St. Louis, Missouri 63141.

What Am I Voting On?

   We are aware of three items to be voted on by stockholders at the annual meeting:

  . Election of four directors: Frank M. Burke, Steven F. Leer, Robert G. Potter and Theodore D. Sands;

  .  Approval of Arch Coal's incentive compensation plan; and

  . Ratification of Ernst & Young as the company's independent auditors for 2001.

How Many Votes Do I Have?

   You have one vote for each share of Arch Coal common stock that you owned at the close of business on March 12, 2001, the record date. These shares include:

  .  Shares held directly in your name as the "stockholder of record";

  . Shares held for you as the beneficial owner through a broker, bank, or other nominee in "street name"; and

  . Shares credited to your account in the Arch Coal, Inc. Employee Thrift Plan or the Mingo Logan Savings Plan.

If I Am A Stockholder Of Record, How Can I Vote My Shares?

   You can vote by proxy or in person.

How Do I Vote By Proxy?

   If you are a stockholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help Arch Coal reduce costs.

  .  Voting Your Proxy by Telephone

     In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

  .  Voting Your Proxy By Internet

     You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is also available 24 hours a day, 7 days a week up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

  .  Voting Your Proxy By Mail

    If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it to in the postage-paid envelope provided.

   If you vote by proxy using any of these three methods, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and whether your shares should be voted for or against the other proposals. If you vote by telephone or Internet and choose to vote with the recommendation of Arch Coal's Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted:

  .  "FOR" the election of all four nominees for director;

  .  "FOR" approval of Arch Coal's incentive compensation plan; and

  . "FOR" ratification of the appointment of the principal independent auditors for 2001.

   If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

   If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I Revoke My Proxy?

   If you give a proxy, you may revoke it in any one of three ways:

  .  Submit a valid, later-dated proxy;

  . Notify Arch Coal's Secretary in writing before the annual meeting that you have revoked your proxy; or

  .  Vote in person at the annual meeting.

How Do I Vote In Person?

   If you are a stockholder of record, you may cast your vote in person at the annual meeting.

If I Hold Shares In Street Name, How Can I Vote My Shares?

   You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

How Do I Vote My Shares Held In Arch Coal's Automatic Dividend Reinvestment And Stock Purchase Plan?

   If you are a participant in the Automatic Dividend Reinvestment and Stock Purchase Plan for stockholders of Arch Coal, your proxy will also serve as an instruction to vote the whole shares you hold under this plan in the manner indicated on the proxy. If your proxy is not received, your shares held in the plan will not be voted.

How Do I Vote My Arch Coal Common Stock Held In The Employee Thrift Plan Or The Mingo Logan Savings Plan?

   If you are both a registered stockholder of Arch Coal and a participant in its Employee Thrift Plan or the Mingo Logan Savings Plan, you will receive a single proxy card that covers shares of Arch Coal common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through one of these plans and you do not return your proxy by Friday, April 20, 2001, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of Arch Coal common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee's duties.

Is My Vote Confidential?

   Yes. Voting tabulations are confidential.

What Vote Is Required To Approve Each Proposal?

 Election of Four Directors     The nominees who receive the most votes for the
 (Proxy Item No. 1)             available positions will be elected. If you do
                                not vote for a particular nominee, or you
                                indicate "withhold authority to vote" for a
                                particular nominee on your proxy card, your
                                vote will not count either "for" or "against"
                                the nominee.

 Approval of Arch Coal's        The affirmative vote of a majority of the
 Incentive Compensation Plan    shares present in person or by proxy at the
 (Proxy Item No. 2)             annual meeting is required to approve the
                                Company's incentive compensation plan. If you
                                "abstain" from voting, it will have the same
                                effect as if you voted "against" this proposal.

 Ratification of Appointment of The affirmative vote of a majority of the
 Independent Auditors           shares present in person or by proxy at the
 (Proxy Item No. 3)             annual meeting is required to ratify the
                                appointment of the principal independent
                                auditors for 2001. If you "abstain" from
                                voting, it will have the same effect as if you
                                voted "against" this proposal.

   In order to have a valid stockholder vote, a stockholder quorum must exist at the annual meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of Arch Coal stock are present at the meeting, either in person or by proxy.

   If a broker indicates on its proxy that it does not have authority to vote certain shares held in "street name" on particular proposals, the shares not voted ("broker non-votes") will have no effect on these proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.

Who Is Paying The Costs Of Soliciting These Proxies?

   Arch Coal is paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few officers and employees of Arch Coal may also participate in the solicitation, without additional compensation.

Where Can I Find The Voting Results Of The Meeting?

   We intend to announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2001. You can obtain a copy of the Form 10-Q by logging on to our website at www.archcoal.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov.

Can I Receive Future Stockholder Communications Over the Internet?

   Yes. You may consent to access future stockholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet. If you vote by mail, check the appropriate box located at the bottom of the proxy card. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available.

                             ELECTION OF DIRECTORS

                              (PROXY ITEM NO. 1)

Structure Of The Board

   Our Restated Certificate of Incorporation and by-laws provide for a Board of Directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year's annual meeting. The size of the Board can be changed by a two-thirds vote of the entire Board and is currently set at twelve members, to be reduced to ten members as of the annual meeting date. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. As a matter of policy, the Board will submit the nomination of a director elected to fill a vacancy to the vote of the company's stockholders at the next annual meeting.

   Arch Coal's Board of Directors has nominated:

  . Mr. Frank Burke for election as a director to fill a vacancy in the class of directors whose terms will expire in 2003; and

  . Three individuals for election as directors for a three-year term that will expire in 2004: Mr. Steven F. Leer, Mr. Robert G. Potter and Mr. Theodore D. Sands.

   All nominees other than Mr. Potter are currently serving as directors of the company.

   Mr. Philip W. Block and Mr. Thomas L. Feazell, both current members of the Board whose terms expire in 2001, are not standing for re-election. The remaining members of the Board recognize with appreciation the contribution Mr. Block and Mr. Feazell have made to the company through their years of service as directors.

   The Board is not aware that any nominee named in this proxy statement will be unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting.

Nominee For A Two-Year Term That Will Expire In 2003:

   FRANK M. BURKE, 61, has been a director of Arch Coal since September 2000. He has served as Chairman, Chief Executive Officer and Managing General Partner of Burke, Mayborn Company, Ltd., a private investment and consulting company since 1984. Mr. Burke is also a director of Kaneb Services, Inc., Kaneb Pipe Line Partners, LP and Avidyn, Inc. (formerly Medical Control, Inc.).

Nominees For A Three-Year Term That Will Expire In 2004:

   STEVEN F. LEER, 48, has been President and Chief Executive Officer and a director of Arch Coal since 1992. He is also a director of the Norfolk Southern Corporation and Chairman of the Center for Energy and Economic Development and the National Coal Council.

   ROBERT G. POTTER, 62, was Chairman and Chief Executive Officer of Solutia Inc., a producer and marketer of a variety of high performance chemical-based materials, from 1997 to his retirement in 1999. Mr. Potter served for 32 years with Monsanto Company (now Pharmacia Corporation) prior to its spin-off of Solutia in 1997, most recently as the Chief Executive of its chemical businesses. Mr. Potter is a Director of Stepan Company and of some private companies of which he is also an investor.

   THEODORE D. SANDS, 55, has been a director of Arch Coal since 1999 and, since February 1999, has served as President of HAAS Capital, LLC, a private consulting and investment company. Mr. Sands is also a director of Mosiac Group, Inc., Protein Sciences Corporation and Terra Nitrogen Corporation. Mr. Sands served as Managing Director, Investment Banking for the Global Metals/Mining Group of Merrill Lynch & Co. from 1982 until February 1999.


        Your Board of Directors recommends a vote "For" these nominees.


Directors Whose Terms Will Expire in 2002:

   JAMES R. BOYD, 54, Chairman of the Board, has been a director of Arch Coal since 1990. He has served as Senior Vice President and Group Operating Officer of Ashland Inc., a multi-industry company with operations in chemicals, motor oil, car care products and highway construction, since 1989.

   DOUGLAS H. HUNT, 48, has been a director of Arch Coal since 1995 and, since May 1995, has served as director of Acquisitions of Petro-Hunt, LLC, a private oil and gas exploration and production company.

   A. MICHAEL PERRY, 63, has been a director of Arch Coal since 1998. He has served as Chairman of Bank One, West Virginia, N.A. since 1993 and as its Chief Executive Officer since 1983. Mr. Perry is also a director of Champion Industries, Inc.

Directors Whose Terms Will Expire in 2003:

   IGNACIO DOMINIGUEZ URQUIJO, 55, has been a director of Arch Coal since 1998 and, since June 1998, has been Chief Executive Officer and Administrator of Carboex, S.A., a fuel trading firm belonging to Endesa Group, the leading Spanish utility company, and Senior Vice President of Endesa Group. Mr. Dominguez was the General Manager of SE.PI, a Spanish government holding group, from July 1996 to June 1998 and served as Director and General Manager for Processing Industries of TENEO, a Spanish government holding group, and its predecessor, I.N.I., from 1992 to July 1996.

   ROBERT L. HINTZ, 70, has been a director of Arch Coal since 1997 and, since 1989, has been Chairman of the Board of R.L. Hintz & Associates, a management consulting firm. Mr. Hintz was a director of Ashland Coal, Inc., from 1993 to its merger with Arch Coal in 1997. He is a director of Chesapeake Corporation.

   JAMES L. PARKER, 63, has been a director of Arch Coal since 1995. He was President of Hunt Petroleum Corporation, a private oil and gas exploration and production company, from 1990 until his retirement in February 2001 and since 1994 has been President and a director of Hunt Coal Corporation, a subsidiary of Hunt Petroleum.

Board Meetings and Committees

   The Board of Directors met four times in 2000. In addition to meetings of the full Board, directors attended meetings of Board committees. Each director attended at least 75% of the aggregate Board meetings and meetings of committees of which he is a member. A description of each committee and its current membership follows.

 Committee on Directors

   Members: Mr. Parker (Chairman) and Mr. Boyd, Mr. Hintz, Mr. Leer and Mr.
Perry

   The Committee on Directors met three times during 2000. Its functions include the recruitment and recommendation to the Board of Directors of nominees for directors, the oversight of the annual evaluation of directors and the review and recommendation of the directors' compensation program.

 Finance Committee

   Members: Mr. Sands (Chairman) and Mr. Dominguez, Mr. Leer, Mr. Parker and Mr. Perry

   The Finance Committee met five times in 2000. This Committee reviews and approves fiscal policies relating to Arch Coal's financial structure, including its debt, cash and risk management. It also reviews and recommends to the Board appropriate action with respect to significant financial matters, major capital expenditures and acquisitions, and funding policies of Arch Coal's employee benefit plans.

 Personnel and Compensation ("P&C") Committee

   Members: Mr. Hunt (Chairman) and Mr. Block, Mr. Boyd, Mr. Dominguez, Mr. Feazell and Mr. Sands

   The P&C Committee met four times during 2000. The duties of this Committee include the approval of the compensation of executive officers of Arch Coal and its subsidiaries above specified dollar levels and the selection of participants and awards under Arch Coal's incentive plans. The P&C Committee also establishes policies regarding compensation, position evaluations, transfers and terminations. In addition, it provides oversight of Arch Coal's retirement, savings and other benefit plans.

 Audit Committee

   Members: Mr. Hintz (Chairman) and Mr. Burke, Mr. Dominguez, Mr. Hunt and Mr. Perry

   The Audit Committee met four times during 2000. Its primary responsibility is to oversee the company's financial reporting process on behalf of the Board including evaluating, recommending and, if necessary, replacing Arch Coal's independent auditors, reviewing year-end and interim financial statements and the adequacy and effectiveness of internal accounting and financial controls. The Audit Committee is composed solely of independent directors and operates under a written charter adopted by the entire Board (attached as Exhibit A to this proxy statement).

Audit Committee Report

   Management is responsible for Arch Coal's internal controls and the financial reporting process while the independent auditors are responsible for expressing an opinion on the conformity of the company's audited financial statements with generally accepted accounting principles (GAAP). In this context, the Audit Committee has met with and held discussions with management and with Arch Coal's internal and independent auditors.

   The Audit Committee reviewed with the company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met with the auditors, with and without management present, to discuss the results of their examinations and their evaluations of Arch Coal's internal controls. The

Committee also reviewed with the independent auditors their judgment as to the quality, and not just the acceptability, of the company's accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and Arch Coal including the matters in the written disclosures required by the Independence Standards Board and whether the provision of non-audit services to the company by the firm is compatible with maintaining auditor independence. Finally, the Committee received management representation that the company's consolidated financial statements were prepared in accordance with GAAP.

   During 2000, Ernst & Young charged fees for services rendered to the company as follows:

       SERVICE                                                           FEE
       -------                                                         --------
       Audit.......................................................... $476,680
       Information systems design and implementation..................      -0-
       All other services (including tax services).................... $941,826

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young as Arch Coal's independent auditors for 2001.

AUDIT COMMITTEE
Robert L. Hintz, Chairman
Frank M. Burke
Ignacio Dominguez
Douglas H. Hunt
A. Michael Perry

Compensation of Directors

   Directors who are Arch Coal employees do not receive payment for their services as directors. The following table displays all components of compensation for non-employee directors:

                                                                     AMOUNT OF
     FORM OF COMPENSATION                                           COMPENSATION
     --------------------                                           ------------
     Annual Board Retainer*........................................   $55,000
     Annual Retainer for Committee Chairman........................   $ 4,000
     Board Attendance Fee (each meeting)...........................   $ 1,250
     Committee Attendance Fee (each meeting).......................   $ 1,250
     New Director Fee**............................................   $30,000

--------
* At least $30,000 of the annual retainer is subject to mandatory deferral under Arch Coal's Outside Director's Deferred Compensation Plan into a hypothetical investment in Arch Coal stock and is payable in cash upon the director's termination of service.

** New directors receive an additional $30,000 during their first year of service on the Board. This additional amount is subject to mandatory deferral under the Deferred Compensation Plan.

   Mr. Dominguez serves as a director of the company pursuant to an agreement among the company, Ashland and his employer, Carboex, S.A. At Mr. Dominguez's request, all directors fees earned by him are paid directly to Carboex.

   Arch Coal also pays for each director's costs of attending Board meetings and, under the Arch Coal, Inc. Director Matching Gift Program, the company donates $2.00 for each dollar contributed by directors to accredited institutions of higher education up to a maximum of $6,000 each year. Non-employee directors do not have a retirement plan nor do they participate in the company's benefit plans.

Ownership By Directors and Executive Officers

   The following table shows Arch Coal common stock owned beneficially by the company's directors and executive officers as of March 1, 2001. In general, "beneficial ownership" includes those shares a person has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, each person has sole voting and investment power over his shares.

                                                 SHARES
                                               UNDERLYING
                                                 OPTIONS             PERCENTAGE
                                               EXERCISABLE               OF
                                   SHARES OF    WITHIN 60            OUTSTANDING
BENEFICIAL OWNER                  COMMON STOCK    DAYS       TOTAL     SHARES
----------------                  ------------ ----------- --------- -----------
Philip W. Block, Director(/1/)..       1,400         -0-       1,400       *
James R. Boyd, Chairman of the
 Board and Director(/1/)(/2/)...      33,738         -0-      33,738       *
Frank M. Burke, Director(/3/)...      54,671         -0-      54,671       *
Ignacio Dominguez Urquijo,
 Director(/4/)..................   1,640,000         -0-   1,640,000     3.8%
Thomas L. Feazell,
 Director(/1/)(/2/)(/3/)........      12,992         -0-      12,992       *
Robert L. Hintz, Director(/3/)..       4,364         -0-       4,364       *
Douglas H. Hunt, Director(/3/)..      18,139         -0-      18,139       *
Steven F. Leer, President, CEO
 and Director(/2/)(/5/).........      19,187      88,333     107,520       *
James L. Parker,
 Director(/3/)(/6/).............   2,203,023         -0-   2,203,023     5.2%
A. Michael Perry, Director(/3/).       9,643         -0-       9,643       *
Theodore D. Sands,
 Director(/3/)(/7/).............      33,859         -0-      33,859       *
C. Henry Besten, Vice
 President--Strategic
 Marketing(/5/).................      25,255      64,333      89,588       *
John W. Eaves, Senior Vice
 President--Marketing(/5/)......       1,370      35,333      36,703       *
Robert W. Shanks, Vice
 President--Operations(/5/).....       1,448      35,333      36,781       *
Kenneth G. Woodring, Executive
 Vice President(/5/)............      13,457      81,499      94,956       *
All directors and executive
 officers of Arch Coal as a
 group (20 persons)(/8/)........   4,078,435     523,800   4,602,235    10.6%

--------
*     Less than one percent of the outstanding shares.
(/1/) Includes shares held under Ashland's 401(k) plan in the following amounts: Mr. Block--500; Mr. Boyd--52; and Mr. Feazell--2,784.
(/2/) Includes shares held jointly with such person's spouse in the following amounts: Mr. Boyd--1,045; Mr. Feazell--226; and Mr. Leer--1,010 and 2,955 shares held by Mr. Feazell's spouse.
(/3/) Includes shares held under the Director Deferred Compensation Plan in the following amounts: Mr. Burke--4,671; Mr. Feazell--3,364; Mr. Hintz-- 3,364; Mr. Hunt--7,139; Mr. Parker--3,364; Mr. Perry--3,364; and Mr.
      Sands--8,859.
(/4/) Consists of shares held by Carboex as of March 1, 2001. Mr. Dominguez is an executive officer of Carboex, and to the extent he may be deemed to be a control person of Carboex, he may be deemed to be a beneficial owner of shares owned by Carboex. Mr. Dominguez disclaims beneficial ownership of such shares.
(/5/) Includes shares held under Arch Coal's Employee Thrift Plan in the following amounts: Mr. Leer--18,177; Mr. Besten--20,093; Mr. Eaves-- 1,370; Mr. Shanks--1,198; and Mr. Woodring--2,350 and 3,445 shares held by Mr. Besten under Arch Coal's Deferred Compensation Plan.
(/6/) Includes 2,199,659 shares owned by Hunt Coal Corporation. Mr. Parker is a director and executive officer of Hunt Coal Corporation, and he may be deemed to share voting and dispositive power with respect to the shares of common stock owned by Hunt Coal. Mr. Parker disclaims beneficial ownership of such shares.
(/7/) Includes 25,000 shares held by HAAS Capital, LLC, of which Mr. Sands is a general partner.
(/8/) Includes 46,083 shares held by executive officers under Arch Coal's
      Employee Thrift Plan and 3,445 shares held by executive officers under Arch Coal's Deferred Compensation Plan.

Ownership By Others

   The following table shows all persons or entities that Arch Coal knows were "beneficial owners" of more than five percent of Arch Coal common stock on March 1, 2001 and is based on filings made by such owners with the Securities and Exchange Commission or on information provided by the company's transfer agent.

                                SHARES OF   PERCENT OF
     BENEFICIAL OWNER          COMMON STOCK   CLASS*
     ----------------          ------------ ----------
     Citigroup Inc.**
      399 Park Avenue
      New York, NY 10043.....   2,151,588      5.1%

     Dimensional Fund
      Advisors Inc.**
      12299 Ocean Avenue,
      11th Floor
      Santa Monica, CA 90401.   2,126,714      5.1%

     Hunt Coal Corporation
      5000 Thanksgiving Tower
      Dallas, Texas 75201....   2,199,659      5.2%

     Merrill Lynch & Co.,
      Inc. **
      (on behalf of Merrill
      Lynch Investment
      Managers)
      World Financial Center,
      North Tower
      250 Vesey Street
      New York, NY 10381.....   2,002,945      5.0%

     Salomon Smith Barney
      Holdings Inc.**
     SSB Citi Fund Management
      LLC**
      388 Greenwich Street
      New York, NY 10013.....   4,221,451      9.7%

--------
* Percentage of the company's outstanding shares of common stock on March 1, 2001.
** These entities have disclaimed beneficial ownership of the shares attributed to them pursuant to the U.S. securities laws.

                      COMPENSATION OF EXECUTIVE OFFICERS

Report of the Personnel and Compensation Committee

The P & C Committee

   The P&C Committee is comprised entirely of non-employee directors and has the responsibility for reviewing and approving changes to Arch Coal's executive compensation policies and programs. The Committee also approves all compensation payments to the Chief Executive Officer and other executive officers, except for grants of stock-based compensation, which are approved by the Board of Directors as a whole.

   The members of the Committee are free from interlocking or other relationships that could create a conflict of interest.

Compensation Principles

   Arch Coal's compensation program for executives consists of three key elements:

  .  A base salary;

  .  A performance-based annual bonus; and

  . A long-term incentive program consisting of periodic grants of both stock options and performance shares or units.

   The fundamental objective of Arch Coal's executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. Arch Coal's compensation program meets this objective by:

  . Providing for a level of base compensation that is competitive with other similarly sized publicly-traded companies, with particular emphasis on those in mining and extractive industries;

  . Providing total compensation opportunities which are comparable to the opportunities provided by a group of peer companies of similar size and diversity to Arch Coal in analogous or related businesses (the "compensation peer group"), as well as general industry indices. The compensation peer group companies utilized for analyzing compensation comparisons are currently the same companies as utilized in the performance graph shown on page 17;

  . Linking the compensation of Arch Coal executives to the operating and financial performance of the company by making significant elements of each executive's compensation sensitive to the company's overall performance;

  . Emphasizing variable pay and long-term incentives at more senior levels of the company; and

  . Rewarding executives for both the short and long-term enhancement of stockholder value.

Annual Base Salary

   The Committee periodically directs the conduct of a study comparing the company's compensation program and levels to the marketplace. As a result of a study conducted in late 1999, the Committee determined that compensation levels for some of its executive officers were significantly below competitive market median levels. In an effort to move salaries closer to the market, base salaries for executives were adjusted in February 2000. Prior to this adjustment, salaries for the CEO and other executive officers had not been adjusted since 1997. The Committee will continue to monitor the competitiveness of executive salary levels and anticipates future adjustments to respond to changing market conditions.

Annual Incentive Bonus

 Incentive Compensation Plan

   The company's incentive compensation plan provides opportunities for key executives of Arch Coal to earn annual incentive compensation based upon the successful achievement of individual and company financial and operating performance objectives. Approximately two hundred employees were eligible to participate in the plan in 2000.

   A participant's maximum annual incentive opportunity is based upon his or her level of participation in the bonus plan. The incentive opportunity increases based upon an executive's potential to affect operations or profitability. The maximum incentive opportunity in 2000 for the Chief Executive Officer was 125% of base salary while the maximum incentive opportunity for the other executives, including the other executive officers named in this proxy statement, was 80% to 100% of base salary.

   Awards for corporate employees, including the CEO, are based on overall corporate and individual performance. Awards to operating subsidiary employees are based on a combination of corporate, subsidiary and individual performance. Company performance is determined by comparing the company's actual performance against objective performance measures, which are established by the Board at the beginning of each calendar year. These performance measures, which are weighed equally, are:

  .  earnings per share (EPS);

  . adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA);

  .  cost reduction; and

  .  debt reduction.

   Company performance is weighted more at senior levels in the organization; however, all participants in the program have an individual performance factor which is based upon an evaluation of the extent to which an individual has successfully discharged his duties during the year. All award payments are subject to the review and approval of the Committee.

 2000 Incentive Bonuses

   The table below shows key measures of Arch Coal's financial performance for 2000 compared to 1999:

     (in millions except percentages and per share data)     2000    1999(/1/)
     ---------------------------------------------------    -------  ---------
     Net income (loss).....................................   (12.7)   (346.3)
     Income from operations................................    74.0    (327.0)
     Debt.................................................. 1,150.8   1,181.0
     Adjusted EBITDA(/2/)..................................   315.2     325.9
     Earnings (loss) per share.............................   (0.33)    (9.02)
     Total Shareholder Return (TSR)........................    28.8%    (31.7)%

--------
(/1/Arch)Coal's results for 1999 included the effect of a write down in the carrying value of certain eastern coal properties and related assets. (/2/Income)(loss) from operations before the effect of changes in accounting principles and extraordinary items, asset impairment and restructuring charges, net interest expense, income taxes, depreciation, depletion and amortization for Arch Coal, its subsidiaries and its ownership percentage in its equity investments.

   The company's performance in 2000 resulted in a partial bonus pay out based on the corporate performance measures referenced above. The Chief Executive Officer and other executives earned a bonus for corporate performance under the plan equal to 64.58% of their maximum incentive opportunity. In addition, the Chief Executive Officer and other executives were eligible to receive an award of up to 10% of their maximum incentive opportunity based on individual performance.

Long-Term Incentives

   The Committee has determined that a long-term incentive opportunity for each of Arch Coal's executive officers should be delivered through awards of stock options and phantom performance shares. The Committee intends that these long-term incentive opportunities be competitive and based on actual company performance.

 Stock Options

   Arch Coal's employee stock option program is a long-term plan designed to link executive compensation with increased stockholder value. A target value has been established for each executive officer and other key employees of Arch Coal. This target helps to establish the range of stock options to be granted periodically to key employees. At the discretion of the Board of Directors, awards can be made that deviate from these general guidelines.

   All stock options are granted with an exercise price equal to the closing price of common stock on the date of grant. Vesting of stock options generally occurs over a period of three years; however, options will immediately vest upon a change in control of Arch Coal or upon an employee's death, retirement or disability.

   In 1999, the Board of Directors determined that it was appropriate to grant stock options to the Chief Executive Officer, the other executives, and all other stock option recipients of two times the normal level. The Committee felt this would create a significant incentive for immediate and sustained improvement in corporate performance and would serve as a retention device for the key employees of the corporation. This grant was made by the Board with the understanding that no grants of stock options would be made in 2000. Consequently, with the exception of one executive officer who began his employment with the company during 2000 and two persons who were promoted to executive positions in 2000, no executive officers received stock option grants in 2000.

 Phantom Performance Shares

   On December 19, 1997, phantom performance shares were granted under the Stock Incentive Plan covering a four-year performance period beginning January 1, 1998. Performance shares can be earned based upon Arch Coal's total stockholder return (TSR) relative to two external benchmarks: the compensation peer group and the Standard & Poor's (S&P's) 400 mid-cap index. Each of these performance factors is weighted equally at 50%. In order for a payout to be generated under the performance share grants, the TSR over the 4-year period must be at least equal to or greater than either the median TSR of the compensation peer group or the 25th percentile of the S&P's 400 mid-cap index. Maximum payouts will be generated if Arch Coal's TSR is at least equal to the 75th percentile level of each group. The number of performance shares granted were based upon the employee's responsibility level, performance and salary.

   On February 24, 2000, phantom performance shares were granted under the Stock Incentive Plan covering a four-year performance period beginning January 1, 2000. Performance shares can be earned based upon Arch Coal's TSR relative to two external benchmarks: the compensation peer group and the S&P's 400 mid-cap index. Each of these performance factors is weighted equally at 50%. In order for a payout to be generated under the performance share grants, the TSR over the 4-year period must be at least equal to or greater than either the median TSR of the compensation peer group or the 25th percentile of the S&P's 400 mid-cap index. Maximum pay outs will be generated if Arch Coal's TSR is at least equal to the 50th percentile for the S&P's 400 mid-cap index, and is at least equal to the 75th percentile for the compensation peer group. The number of performance shares granted was based upon the employee's responsibility level, performance and salary. Two-thirds of the performance share grant is earned based on the performance metrics discussed above. The balance of the performance shares (one-third) will be paid out in cash to the Chief Executive Officer and other the executive officers named in this proxy statement at the end of the 4-year performance cycle, subject to plan provisions.

   Payments with respect to phantom performance shares earned during the four-year performance period may be made wholly or partially in cash, or wholly or partially in shares of Arch Coal common stock, at the discretion of the Board of Directors and as permitted by applicable securities laws. The Board of Directors can adjust, in its discretion, the performance measures established and may adjust any payments earned during any performance period downward based upon poor performance or such other factors as the Committee deems appropriate.

Deductibility of Compensation

   Under Section 162(m) of the Internal Revenue Code, Arch Coal is subject to the loss of the deduction for compensation in excess of $1 million paid to one or more of the executive officers named in this proxy statement. This deduction can be preserved if Arch Coal complies with certain conditions in the design and administration of its compensation programs.

   The P&C Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Arch Coal, to ensure that all future amounts paid to its executive officers will be fully deductible by the company.

Other Plans

   Arch Coal maintains a Deferred Compensation Plan pursuant to which certain executives can defer base and annual incentive compensation. Arch Coal also maintains an Employee Thrift Plan, a Cash Balance Pension

Plan, insurance and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans.

Compensation of the Chief Executive Officer

   Mr. Leer's base salary was adjusted to $500,000 in 2000, representative of an annualized increase of approximately 10% per year over the past three years. The Committee determined that this salary adjustment was appropriate to begin to make up the shortfall between Mr. Leer's former base salary level and the median of the compensation peer group, in order to more closely fulfill the compensation philosophy established by the Committee.

   For 2000, Mr. Leer's maximum incentive opportunity under Arch Coal's annual incentive compensation plan was 125% of his base salary, or $625,000. As described above, the corporation's performance in 2000 resulted in a bonus pay out based on corporate performance to the Chief Executive Officer of 64.58% of his maximum incentive opportunity. In addition, based on the Committee's evaluation of the CEO's performance, the Committee awarded the CEO an additional pay out of 8.6% of his maximum incentive opportunity for individual performance.

General

   This report is submitted by the P&C Committee with respect to all matters set forth in the report, except for those matters related to stock options and performance shares, and by the entire Board of Directors, but only with respect to stock options and performance shares. Mr. Leer excused himself from Board meetings and abstained from voting with respect to all matters relating to stock-based compensation.

   In summary, the Committee and the Board believe that the total compensation opportunities provided to Arch Coal's executive officers create a strong linkage and alignment with the long-term best interest of Arch Coal and its stockholders.

            Personnel and                                 Arch Coal, Inc.
       Compensation Committee                           Board of Directors
       ----------------------                           ------------------
      Douglas H. Hunt, Chairman                      James R. Boyd, Chairman
      Thomas L. Feazell                              Philip W. Block
      Philip W. Block                                Frank M. Burke
      Ignacio Dominguez Urquijo                      Ignacio Dominguez Urquijo
      James R. Boyd                                  Thomas L. Feazell
      Theodore D. Sands                              Robert L. Hintz
                                                     Douglas H. Hunt
                                                     Steven F. Leer
                                                     James L. Parker
                                                     A. Michael Perry
                                                     Theodore D. Sands

                          SUMMARY COMPENSATION TABLE

   The following table is a summary of compensation information for each of the last three years for the Chief Executive Officer and each of the other four most highly compensated executive officers, based upon annual salary for the year 2000:

                                                                 LONG-TERM
                                     ANNUAL COMPENSATION        COMPENSATION
                              --------------------------------- ------------
                                                                 SECURITIES
                                                OTHER ANNUAL     UNDERLYING      ALL OTHER
        NAME AND              SALARY   BONUS  COMPENSATION(/1/)    OPTION    COMPENSATION(/2/)
   PRINCIPAL POSITION    YEAR   ($)     ($)          ($)         AWARDS(#)          ($)
   ------------------    ---- ------  ------- ----------------- ------------ -----------------
Steven F. Leer.......... 2000 500,000 457,344       3,639             -0-         26,277
 President & Chief
 Executive               1999 400,000 178,000       1,297          70,000         24,000
 Officer                 1998 400,000     -0-          --          35,000         24,000
C. Henry Besten(/3/).... 2000 215,000 175,269          --             -0-         12,195
 Vice President--
  Strategic              1999 190,000  67,640          --          26,500         11,400
 Marketing               1998 190,000     -0-          --          13,250         11,400
John W. Eaves........... 2000 275,000 201,231         171             -0-         13,393
 Senior Vice President-- 1999 190,000  70,300          --          26,500         11,400
 Marketing               1998 190,000     -0-          --          13,250         11,400
Robert W. Shanks........ 2000 250,000 153,750       4,326             -0-         10,200
 Vice President--
  Operations             1999 225,000  80,100       9,334          26,500         13,500
                         1998 225,000     -0-          --          13,250         13,500
Kenneth G. Woodring..... 2000 350,000 251,213       4,139             -0-          9,669
 Executive Vice
  President--            1999 300,000 106,800      10,567          30,000         18,000
 Operations              1998 300,000     -0-       2,491          15,000         16,707

--------
(/1/) Represents tax reimbursement payments.
(/2/) This amount represents: (1) contributions made to the applicable
      Employee Thrift Plan for 1998, 1999 and 2000, (2) contributions by Arch Coal under its ERISA Forfeiture Plan for 1998 and (3) credits made under Arch Coal's Deferred Compensation Plan for 1999 and 2000. All contributions to the Employee Thrift Plan and ERISA Forfeiture Plan were made during the listed year. All credits pursuant to the Deferred Compensation Plan were made in the following year.
(/3/) Mr. Besten was also Acting Chief Financial Officer from January 26, 2000 to December 1, 2000.

Stock Option Grants

   None of named executive officers received stock option grants in 2000 because they each received enhanced stock option grants in 1999.

Stock Option Exercises

   None of the named executive officers exercised stock options in 2000. The table below sets forth the following information with respect to the status of their options as of December 31, 2000:

  . The total number of exercisable and unexercisable stock options held at December 31, 2000; and

  . The aggregate dollar value of in-the-money unexercised options at December 31, 2000.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                               OPTIONS AT FY-END(#)          AT FY-END($)*
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Steven F. Leer..............       65,003/69,997            40,112/200,513
C. Henry Besten.............       65,501/26,499             15,183/75,910
John W. Eaves...............       26,501/26,499             15,183/75,910
Robert W. Shanks............       26,501/26,499             15,183/75,910
Kenneth G. Woodring.........       81,501/29,999             24,999/85,934

--------
* Calculated based on the closing stock price of the company's common stock on December 29, 2000 of $14.125.

Long-Term Incentive Plan Award

   The following sets forth the number of performance shares awarded to each of the named executive officers under the Stock Option Plan in 2000, as described on page 12 of this proxy statement. The performance period with respect to such awards is January 1, 2000 through December 31, 2003:

                                                           NUMBER OF PERFORMANCE
       NAME                                                   SHARES GRANTED
       ----                                                ---------------------
       Steven F. Leer.....................................        145,700
       C. Henry Besten....................................         38,900
       John W. Eaves......................................         53,000
       Robert W. Shanks...................................         47,200
       Kenneth G. Woodring................................         69,200

Pension Plans

   On January 1, 1998, Arch Coal combined and replaced both Arch Coal's and Ashland Coal's pension plans with a new Cash Balance Pension Plan. The benefits of a participating individual under one of the former plans were vested as of that date and his or her cash balance account was credited with the present value of his or her earned pension benefit, payable at age 65. Salaried employees hired after January 1, 1998 become vested after three years of employment. On an annual basis (or a shorter period if a participant's employment is terminated), each participant's account is credited with the following:

  .  contribution credits equal to a percent of total pay;

  . transition credits for a period equal to a participant's credited service under the prior pension plan as of December 31, 1997 (to a maximum of 15 years from December 31, 1997); and

  .  interest credits based on one-year treasury yields plus 1%.

   The percentage amounts of the contribution and transition credits, which are shown in the following chart, are based on the participant's age at year end:

                                         CONTRIBUTION CREDITS TRANSITION CREDITS
     AGE AT YEAR END                      AS% OF TOTAL PAY*   AS% OF TOTAL PAY**
     ---------------                     -------------------- ------------------
     Under 30...........................         3.0%                1.0%
     30 to 34...........................         4.0%                1.0%
     35 to 39...........................         4.0%                2.0%
     40 to 44...........................         5.0%                3.0%
     45 to 49...........................         6.0%                4.0%
     50 to 54...........................         7.0%                4.0%
     55 and over........................         8.0%                4.0%

--------
*  Plus an additional 3% of pay above the Social Security wage base.
** Total pay means regular salary plus annual incentive bonus payments.

   As of December 31, 2000, the estimated annual annuities (based on one-year treasury yields) payable at age 65 to executive officers named in this proxy statement are as follows:

                                                                ESTIMATED ANNUAL
       NAME                                                        PAYMENTS*
       ----                                                     ----------------
       Steven F. Leer..........................................     $438,278
       C. Henry Besten.........................................     $144,863
       John W. Eaves...........................................     $231,248
       Robert W. Shanks........................................     $253,118
       Kenneth G. Woodring.....................................     $229,837

--------
* Assumes the executive officer works until age 65, annual base compensation remains unchanged from 2000, and that future incentive compensation is equal to the average of that awarded over the last four years. The interest rate used for determining the annuity was 5.8%. The interest credits for 2001 and future years was 7.01%.

Employment Agreements

   Each executive officer has an employment agreement with Arch Coal that requires the company to continue the executive's salary and benefits for one year if he is terminated by the company without cause. If, however, he resigns for good reason or is terminated without cause within two years after a change in control of the company, then, depending upon his position, he would receive a payment equal to up to three-times the highest annual compensation (including incentive compensation) he received during the prior three years. In addition, certain benefits would continue for up to three years depending upon the benefit and position held by the executive.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the securities laws, Arch Coal's directors, executive officers and any persons beneficially holding more than ten percent of the company's common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established and Arch Coal is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied in 2000. In making these statements, Arch Coal has relied on copies of the reports that its executive officers and directors have filed with the SEC.

Stock Price Performance Graph

   The graph below compares the cumulative total return to stockholders (stock price appreciation plus reinvested dividends) on the company's common stock with the cumulative total return on two indices: a peer group and the Standard & Poor's (S&P) 400 Index. The graph assumes that:

  . You invested $100 in the company's common stock and in each indicia at the closing price on January 1, 1995;

  .  all dividends were reinvested; and

  .  you continued to hold your investment through December 31, 2000.



                           12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
                           -------- -------- -------- -------- -------- --------
Arch Coal*................   100      134      134       85       58       74
Peer Group**..............   100      107       75       49       79       60
S&P 400 Index.............   100      119      156      188      215      272

* Performance shown in the graph and chart for Arch Coal prior to the company's merger with Ashland Coal, Inc. on July 1, 1997 is attributable to Ashland Coal.
** Peer companies include: Consol Energy, Inc., Freeport-McMoran Copper & Gold Inc., Newmont Mining Corporation, The Pittston Company and Southern Peru Copper Corporation.

              APPROVAL OF ARCH COAL'S INCENTIVE COMPENSATION PLAN

                              (PROXY ITEM NO. 2)

   We are asking you to approve the company's incentive compensation plan, the material terms of which are described under the heading "Annual Incentive Bonus--Incentive Compensation Plan" in the Report of the Personnel Compensation Committee on page 10 of this proxy statement. Section 162(m) of the Internal Revenue Code requires stockholder approval of the plan in order for the company to obtain an income tax deduction for compensation paid over $1 million to one or more of the executive officers named in this proxy statement. If the plan is approved, it will meet the stockholder approval requirements of Section 162(m) until 2006 unless the plan terms are materially amended in which case we would again ask for stockholder approval.


Your Board of Directors recommends that you vote "FOR" approval of Arch Coal's
                          Incentive Compensation Plan


                     RATIFICATION OF INDEPENDENT AUDITORS

                              (PROXY ITEM NO. 3)

   We are asking you to ratify the Board's appointment of Ernst & Young LLP as principal independent auditors to examine the consolidated financial statements of the company and its subsidiaries for the year 2001. The Audit Committee recommended the selection of Ernst & Young to the Board. Ernst & Young has acted as Arch Coal's independent auditors since 1997, is knowledgeable about the company's operations and accounting practices and is well qualified to act as auditor.

   Although we are not required to seek your approval of this appointment, the Board believes it to be sound corporate practice to do so. If you do not ratify the appointment of independent auditors, the Audit Committee will investigate the reasons for your rejection and the Board will reconsider the appointment.

   Representatives of Ernst & Young do not plan to make a formal statement at the annual meeting. However, they will attend the meeting and be available to respond to appropriate questions.


Your Board of Directors recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as independent auditors for 2001


                            ADDITIONAL INFORMATION

Information About Stockholder Proposals

   If you wish to submit proposals for possible inclusion in our 2002 proxy materials, we must receive them on or before November 26, 2001. Proposals should be mailed to:

   Arch Coal, Inc.
   CityPlace One
   Suite 300
   St. Louis, Missouri 63141
   Attention: Robert G. Jones, Vice President--Law and Secretary

   If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2001 Annual Meeting of Stockholders, our by-laws provide that:

  .  You must notify Arch Coal's Secretary in writing;

  . Your notice must have been received at Arch Coal's headquarters not earlier than February 3, 2001 and not later than February 23, 2001; and

  . Your notice must contain the specific information required in our by-laws.

   We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2001 Annual Meeting without submitting them for possible inclusion in our 2001 proxy materials.

Multiple Copies Of Annual Report To Stockholders

   If more than one copy of Arch Coal's Annual Report is currently being sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card, or follow the prompts when you vote if you are a stockholder of record voting by telephone or Internet.

   At least one account must continue to receive the Annual Report either by mail or through the Internet. Mailing of dividends, dividend reinvestment account statements, and any special notices will not be affected by your election to discontinue future duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, you may call EquiServe at 1-888-987-6588.

   If you own common stock through a bank, broker or other nominee and receive more than one Arch Coal Annual Report, please contact the holder of record to eliminate duplicate mailings.

                                          ROBERT G. JONES
                                          Vice President--Law and Secretary

March 26, 2001

                                                                      EXHIBIT A

                            AUDIT COMMITTEE CHARTER

Organization:

   This charter governs the operations of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Arch Coal, Inc. (the "Company"). The Committee shall review and reassess the charter at least annually. The Charter, and any revisions shall be subject to the approval of the Board. The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment.

   The Committee will have at least three scheduled meetings each year, plus additional meetings as circumstances require. A majority of the members of the Committee will constitute a quorum for the transaction of business. The Committee will keep minutes of its meetings, and will regularly report to the Board on its activities, making recommendations as appropriate.

Role of the Committee:

   The Committee shall provide assistance to the Board in fulfilling its oversight responsibilities to the stockholders, potential stockholders, and the investment community, including the Security Exchange Commission and the New York Stock Exchange. The Committee will take appropriate actions to set the overall corporate tone for quality financial reporting, sound internal controls and compliance with the law. The Committee will maintain free and open communications between the independent auditors, internal auditors, and management of the Company. The Committee shall have the authority to investigate any matters within the scope of its responsibilities and shall be empowered to retain independent counsel, accountants or others to assist in any such investigation.

Responsibilities:

   The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing the Company's financial statements. As set forth in the Internal Audit Charter, the Company's Internal Auditor is responsible for providing the Audit Committee and management with an independent evaluation of the efficiency and effectiveness the Company's internal controls.

   The Committee's primary responsibilities shall consist of the following:

  . The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the stockholders. The Committee shall have the ultimate authority and responsibility to evaluate and, if appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to stockholders' approval.

  . The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. The Committee shall meet separately with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations.

  . The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire committee for the purposes of this review.

  . The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Additionally, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                                           Approved and Adopted by the Board of
                                                                      Directors
                                                                    May 3, 2000

                     [LOGO OF ARCH COAL, INC. APPEARS HERE]

                         Annual Meeting of Stockholders

                                 CityPlace One
                             Lower Level Auditorium
                           St. Louis, Missouri 63141
                                 (314) 994-2700

              Directions to the Arch Coal, Inc. Annual Meeting of Stockholders:

              From Downtown St. Louis: Take Interstate 64 West to 270 North. Exit at Olive Boulevard. Take Olive Boulevard East to CityPlace Drive. North on CityPlace Drive to Arch Coal's headquarters at CityPlace One.

              From Lambert International Airport: Take Highway
              70 West to 270 South. Exit at Olive Boulevard.
              Take Olive Boulevard East to CityPlace Drive.
              North on CityPlace Drive to Arch Coal's
              headquarters at CityPlace One.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      2001 ANNUAL MEETING OF STOCKHOLDERS
                     CITYPLACE ONE, LOWER LEVEL AUDITORIUM
                          ST. LOUIS, MISSOURI  63141
                  APRIL 26, 2001 AT 10:00 A.M., CENTRAL TIME

The undersigned hereby appoints STEVEN F. LEER and ROBERT G. JONES, and each of them, with power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Arch Coal, Inc. to be held at its headquarters at CityPlace One, St. Louis, Missouri, at 10:00 a.m. on Thursday, April 26, 2001, and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.

If the undersigned is a participant in the Arch Coal, Inc. Employee Thrift Plan (including pursuant to the Mingo Logan Savings Plan), and this proxy card is received on or before April 20, 2001, then this card also provides voting instructions to the trustee of such plan to vote at the Annual Meeting, and any adjournments thereof, all shares of Arch Coal common stock held in the undersigned's plan account as specified upon the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.
If the undersigned is a participant in one of these plans and does not instruct the trustee by April 20, 2001, then the trustee will vote the undersigned's plan account shares in proportion to the votes of the other participants in that plan. In addition, the trustee will vote unallocated shares in the plan in direct proportion to voting by allocated shares for which instructions have been received.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR
INTERNET.   You are encouraged to specify your choices by marking the
appropriate boxes, SEE REVERSE SIDE, and mailing in your ballot or by voting by telephone or Internet. If you vote by mail, you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you vote.

--------------------------------------------------------------------------------
FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

     [X] Please mark your votes as in this example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all proposals. Your Board of Directors recommends a vote FOR all proposals.


 1.  Election of Directors

     Frank M. Burke      For  [_]   Withheld  [_]    2.  Approval of Arch Coal Inc.'s        For  [_]   Against  [_]   Abstain  [_]
                                                         Incentive Compensation Plan
     Steven F. Leer      For  [_]   Withheld  [_]
                                                     3.  Ratification of Ernst & Young LLP   For  [_]   Against  [_]   Abstain  [_]
     Robert G. Potter    For  [_]   Withheld  [_]        as independent auditors for 2001

     Theodore D. Sands   For  [_]   Withheld  [_]


I consent to receive future stockholder communications over the Internet     [_]

I wish to discontinue duplicate mailings on this account                     [_]

I plan to attend the Annual Meeting                                          [_]


SIGNATURE(S)________________________  DATE_____________________________

SIGNATURE(S)________________________  DATE_____________________________

NOTE: Please sign exactly as your name or names appear on this proxy card, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

--------------------------------------------------------------------------------
FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

Arch Coal, Inc. encourages you to vote your shares electronically by telephone or through the Internet. This will eliminate the need to return your proxy card. To vote your shares by telephone or through the Internet, you must use the control number printed in the box above, just below the perforation, to access the system.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up through the day before the meeting.

TO VOTE BY TELEPHONE:

 .  Using a touch-tone phone call Toll-free:      1-877-PRX-VOTE (1-877-779-8683)
 .  From outside the United States, call direct:  1-201-536-8073

TO VOTE BY INTERNET:

 .  Log on to the Internet and go to the website: http://www.eproxyvote.com/aci

Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

If you vote your shares electronically, there is no need for you to mail back your proxy card.

                            YOUR VOTE IS IMPORTANT.
                       THANK YOU FOR VOTING YOUR SHARES.